Exhibit 99.1

News Release
LCA-Vision Adopts Stockholder Rights Plan

CINCINNATI (November 24, 2008) - LCA-Vision Inc. (NASDAQ: LCAV) (“LCA-Vision” or the “Company”), a leading provider of laser vision correction services under the LasikPlus® brand, today announced that its Board of Directors has adopted a stockholder rights plan, and in connection with the rights plan has declared a dividend distribution of one preferred stock purchase right on each outstanding share of LCA-Vision common stock.

Under a Rights Agreement entered into on November 24, 2008 in connection with the adoption of the rights plan, each right will entitle stockholders to buy one one-hundredth newly-issued share of the Company's Series A Junior Participating Preferred Stock at a purchase price of $100.00. The rights initially will trade only with the shares of LCA-Vision common stock to which they are attached, and no separate rights certificates will be issued.

The rights will become exercisable only if a person or group acquires or obtains the right to acquire ownership of 20% or more of LCA-Vision common stock, commences a tender or exchange offer for 20% or more of the common stock, or is declared an "Adverse Person" by the Board of Directors of the Company. The Company will be entitled to redeem the rights at one-tenth of one cent per right at any time before the tenth business day following the date a 20% position has been acquired or a person has been declared an “Adverse Person.”

If LCA-Vision is acquired in a merger or other business combination transaction, each right will entitle its holder to purchase, at the right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the right's exercise price. The rights also provide a similar right for holders (other than an Acquiring Person or Adverse Person as defined in the Rights Agreement) to purchase common shares of LCA-Vision having a market value at that time of twice the right’s exercise price under certain circumstances where a person or group has acquired a 20% block of LCA-Vision common stock or been declared an "Adverse Person" by a majority of LCA-Vision's outside directors.

"The rights plan does not prevent a takeover, but is intended to ensure that LCA-Vision’s stockholders receive equal treatment in the event of any proposed takeover, and to guard against tactics that could impair the Board's ability to represent stockholders' interests fully. We seek to enable all LCA-Vision stockholders to realize the maximum possible long-term value of their investment in the Company," said Steve Straus, LCA-Vision's Chief Executive Officer. The stockholder rights plan adopted by LCA-Vision is similar to rights plans adopted by many other publicly traded companies.

The distribution of rights will be made on November 24, 2008 to stockholders of record on that date. The rights will expire 10 years later on November 23, 2018. In addition, the rights will terminate one year from the date of their issuance, on November 23, 2009, unless adoption of the rights plan has been ratified by LCA-Vision stockholders prior to that time. The rights distribution is not taxable to stockholders.

Additional information regarding the rights plan and the rights are or will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company has filed or will be filing with the Securities and Exchange Commission (the "SEC"). These filings will be available on the SEC's web site at www.sec.gov. In addition, the Company will make available to its stockholders upon request a "Summary of the Rights" that will describe the material terms of the rights plan.

About LCA-Vision Inc./LasikPlus®
LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 77 LasikPlus® fixed-site laser vision correction centers in 33 states and 59 markets in the United States and a joint venture in Canada. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

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For Additional Information
Company Contact:	Investor Relations Contact:
Barb Kise	Jody Cain
LCA-Vision, Inc.	Lippert/Heilshorn & Associates
513-792-9292	310-691-7100

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Corporate Websites: http://www.lca-vision.com• http://www.lasikplus.com Corporate Headquarters: 7840 Montgomery Road • Cincinnati OH 45236